Exhibit 3

Oi S.A.

Corporate Taxpayer’s Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. (“Oi” or the “Company”, Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C) informs its shareholders and the market that an Ordinary General Meeting of the shareholders of the Company was held on this date, in which, among other matters, the members that will form the Board of Directors of the Company were elected, the configuration of which is expected to be maintained until the implementation of the merger of shares of the Company into Telemar Participações S.A. (“CorpCo”) and the merger of Portugal Telecom, SGPS S.A. into CorpCo, as indicated in the material fact disclosed on February 20, 2014.

Among the preparatory measures for the completion of the abovementioned mergers, a general meeting of CorpCo will be timely held to elect the members of the Board of Directors who will serve the first term after the listing of the shares of CorpCo on the Novo Mercado of the BM&FBOVESPA.

Oi will keep its shareholders and the market informed of any subsequent events relevant to the Transaction.

Rio de Janeiro, April 30, 2014.

Oi S.A.

Bayard De Paoli Gontijo

Chief Financial Officer and Investor Relations Officer